Exhibit 5.1

July 3, 2013

Advanced Emissions Solutions, Inc.

9135 South Ridgeline Boulevard, Suite 200

Highlands Ranch, Colorado 80129

Re:	Advanced Emissions Solutions, Inc.

Registration Statements on Form S-8

SEC File Nos. 333-110479, 333-121234, 333-143004, 333-144820, 333-159715, 333-164792, 333-184772 and 333-189351

Ladies and Gentlemen:

We have acted as counsel to Advanced Emissions Solutions, Inc., a Delaware corporation (the “Company”). Pursuant to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 25, 2013 (the “Merger Agreement”), entered into by and among the Company, ADA-ES, Inc., a Colorado corporation (“ADA-ES”), and ADA Merger Corp., a Colorado corporation and a wholly owned subsidiary of the Company (“MergerCo”), MergerCo merged with and into ADA-ES (the “Merger”), ADA-ES became a wholly owned subsidiary of the Company with each share of common stock, no par value, of ADA-ES that was issued and outstanding at the time of the merger converted into one share of common stock, par value $0.001, of the Company, and each share of common stock of MergerCo becoming a share of ADA-ES.

ADA-ES filed Registration Statements on Form S-8 with the Securities and Exchange Commission (the “SEC”) on November 14, 2003 (File No. 333-110479), December 14, 2004 (File No. 333-121234), May 16, 2007 (File No. 333-143004), July 24, 2007 (File No. 333-144820), June 3, 2009 (File No. 333-159715), February 9, 2010 (File No. 333-164792), November 5, 2012 (File No. 333-184772) and June 14, 2013 (File No. 333-189351) (as amended, each a “Registration Statement” and collectively, the “Registration Statements”). The Registration Statements registered shares of common stock of ADA-ES, no par value, under The ADA-ES, Inc. 2003 Stock Compensation Plan #1, the ADA-ES, Inc. 2004 Stock Compensation Plan #2, the ADA-ES, Inc. 2003 Stock Option Plan, the ADA-ES, Inc. 2005 Directors’ Compensation Plan, the Amended and Restated ADA-ES, Inc. 2007 Equity Incentive Plan, as amended, the ADA-ES, Inc. Profit Sharing Retirement Plan and the Amended and Restated ADA-ES, Inc. 2010 Non-Management Compensation and Incentive Plan (as amended, each, a “Plan” and collectively, the “Plans”). The Company succeeded to the obligations of ADA-ES as a result of the Merger, and by filing Post-Effective Amendment No. 1 to the Registration Statements (“Post-Effective Amendment No. 1”) is expressly adopting each Registration Statement.

The Company has requested our opinion with respect to the legality of the shares of the Company’s common stock, par value $0.001 per share being registered under the Registration Statements, as amended by Post-Effective Amendment No. 1.

In connection with rendering this opinion, we have reviewed copies of the following documents relating to the Shares being included in the Registration Statements:

1.	the Registration Statements;

2.	the Second Amended and Restated Certificate of Incorporation of the Company;

3.	the Bylaws of the Company;

4.	the Merger Agreement;

5.	the Plans and ancillary agreements (which are referred to herein, collectively with the Plans, as the “Plan Documents”);

6.	documents evidencing the actions of the Board of Directors and shareholders of ADA-ES relating to the Plans; and

7.	such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

In rendering this opinion, we have: (a) assumed without verification (i) the genuineness of all signatures on all documents reviewed by us, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies and (v) the Company will receive consideration in an amount not less than the aggregate par value of the shares covered by any issuance of the Company’s common stock pursuant to the Plans; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares included in the Registration Statements have been duly authorized and upon payment of any consideration required under the Plan Documents, will be validly issued, fully paid and non-assessable according to the corporate laws of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment No. 1 to the Registration Statements. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than to (i) the corporate laws of the State of Delaware, including all applicable statutory provisions of the Delaware General Corporation Law, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations and (ii) the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.

Very truly yours,

/s/ Fortis Law Partners LLC
Fortis Law Partners LLC